                                                                    EXHIBIT 12.1

                          Archstone Communities Trust
               Computation of Ratio of Earnings to Fixed Charges

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                                                                Year Ended December 31,
                                                --------------------------------------------------------------------------------
                                                    1998        1997 (1)         1996              1995               1994
                                                ------------  ----------    ---------------   ---------------    ---------------
Earnings from operations......................  $    133,926  $   24,686    $        94,089   $        81,696    $        46,719
Add:
  Interest expense............................        83,350      61,153             35,288            19,584             19,442
                                                ------------  ----------    ---------------   ---------------    ---------------

Earnings as adjusted..........................  $    217,276  $   85,839    $       129,377   $       101,280    $        66,161
                                                ============  ==========    ===============   ===============    ===============

Fixed charges:
  Interest expense............................  $     83,350  $   61,153    $        35,288   $        19,584    $        19,442
  Capitalized interest........................        29,942      17,606             16,941            11,741              6,029
                                                ------------  ----------    ---------------   ---------------    ---------------
     Total fixed charges......................  $    113,292  $   78,759    $        52,229   $        31,325    $        25,471
                                                ============  ==========    ===============   ===============    ===============

Ratio of earnings to fixed charges............           1.9         1.1                2.5               3.2                2.6
                                                ============  ==========    ===============   ===============    ===============

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the Management Companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.